Fundrise MF JV 1, LLC
Consolidated Financial Statements
As of and for the Years Ended December 31, 2025 and 2024

TABLE OF CONTENTS
Independent Auditor’s Report 3
Consolidated Balance Sheets 5
Consolidated Statements of Operations 6
Consolidated Statements of Members’ Equity 7
Consolidated Statements of Cash Flows 8
Notes to the Consolidated Financial Statements 9

INDEPENDENT AUDITOR’S REPORT

To the Members of
Fundrise MF JV 1, LLC:
Opinion
We have audited the consolidated financial statements of Fundrise MF JV 1, LLC and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated
Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with
U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.
Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with
GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve co llus ion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

INDEPENDENT AUDITOR’S REPORT

In performing an audit in accordance with GAAS, we:
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.
McLean, Virginia
February 25, 2026
● Exercise professional judgment and maintain professional skepticism throughout the audit.
● Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
● Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
● Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
● Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

Fundrise MF JV 1, LLC
CONSOLIDATED BALANCE SHEETS

See accompanying notes to consolidated financial statements.
(Amounts in thousands)
As of
December 31, 2025
As of
December 31, 2024
Assets
Cash $ 7,314 $ 6,986
Restricted cash 4,633 4,712
Other assets, net 1,551 1,525
Derivative financial instruments 52 407
Investments in real estate held for improvement 7,547 7,547
Investments in rental real estate properties, net 409,404 422,644
Total Assets
$ 430,501
$ 443,821
Liabilities
Accounts payable and accrued expenses $ 5,024 $ 4,310
Due to related parties 263 257
Rental security deposits and other liabilities 903 939
Mortgages payable, net 95,931 106,705
Credit facility 155,152 153,169
Total Liabilities
$ 257,273
$ 265,380
Total Members’ Equity 173,228 178,441
Total Liabilities and Members’ Equity
$ 430,501
$ 443,821

Fundrise MF JV 1, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS

See accompanying notes to consolidated financial statements.
(Amounts in thousands)
For the Year Ended
December 31, 2025
For the Year Ended
December 31, 2024
Revenue
Rental and other property revenue $ 39,395 $ 39,496
Other revenue 77 144
Total Revenue
$ 39,472
$ 39,640
Expenses
Property operations and maintenance $ 18,224 $ 18,294
Depreciation and amortization 15,742 15,527
Asset management and other fees 2,978 2,852
General and administrative expenses 349 410
Total Expenses
$ 37,293
$ 37,083
Other Income (Expense)
Interest expense $ (15,765) $ (19,118)
Loss on derivative financial instruments (408) (831)
Loss on extinguishment of debt (53) –
Total Other Income (Expense)
$ (16,226)
$ (19,949)
Net Loss
$ (14,047)
$ (17,392)

Fundrise MF JV 1, LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

See accompanying notes to consolidated financial statements.
(Amounts in thousands)
Operating Member Investor Member Total Members’ Equity
December 31, 2023 $ 18,749 $ 168,733 $ 187,482
Contributions 8,190 73,710 81,900
Distributions (7,355) (66,194) (73,549)
Net loss (1,739) (15,653) (17,392)
December 31, 2024 $ 17,845 $ 160,596 $ 178,441
Contributions
11,360
102,240 113 , 6 00
Distributions
(10,477)
(94,289) (104,766)
Net loss
(1,404)
(12,643) (14,047)
December 31, 2025
$ 17,324
$ 155,904 $ 173,228

Fundrise MF JV 1, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS

See accompanying notes to consolidated financial statements.
(Amounts in thousands)
For the Year Ended
December 31, 2025
For the Year Ended
December 31, 2024
Operating Activities:
Net loss $ (14,047) $ (17,392)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization 15,742 15,527
Amortization of deferred financing costs 1,000 1,906
Bad debt expense 107 168
Loss on derivative financial instruments 408 831
Loss on extinguishment of debt 53 –
Changes in assets and liabilities:
Net (increase) decrease in other assets (307) (89)
Net increase (decrease) in accounts payable and accrued expenses 538 (1,177)
Net increase (decrease) in due to related parties 5 (36)
Net increase (decrease) in rental security deposits and other liabilities (36) 47
Net cash provided by (used in) operating activities
$ 3,463
$ (215)
Investing Activities:
Capital expenditures related to rental real estate properties $ (2,324) $ (2,105)
Capital expenditures related to real estate held for improvement – (71)
Proceeds from sale of rental real estate properties – 500
Net cash provided by (used in) investing activities
$ (2,324)
$ (1,676)
Financing Activities:
Repayment of mortgages payable $ (11,099) $ (18,401)
Proceeds from credit facility 97,642 66,906
Repayment of credit facility (95,658) (57,000)
Payment of deferred financing costs (556) (92)
Purchase of derivative financial instrument (53) (385)
Capital contributions from Members 113,600 81,900
Distributions paid to Members (104,766) (73,549)
Net cash provided by (used in) financing activities
$ (890)
$ (621)
Net increase (decrease) in cash and restricted cash $ 249 $ (2,512)
Cash and restricted cash, beginning of year
11,698 14,210
Cash and restricted cash, end of year
$ 11,947
$ 11,698
Supplemental Cash Flow Disclosures:
Cash paid for interest $ 15,377 $ 18,377
Supplemental Disclosure of Non-Cash Activity:
Change in accrual for improvements in rental real estate properties $ 261 $ 83

Fundrise MF JV 1, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024

1. Formation and Organization
Fundrise MF JV 1, LLC was formed on January 20, 2021 as a Delaware limited liability company and is governed by a limited liability company operating agreement (the “Operating Agreement”). The “Company”, “we”, “us”, and “our” collectively refer to
Fundrise MF JV 1, LLC and its consolidated subsidiaries except where the context otherwise requires. The Company is owned
10% by Fundrise Balanced eREIT II, LLC (the “Operating Member”) and 90% by Fundrise Real Estate Interval Fund, LLC (the
“Investor Member”) (collectively referred to as the “Members”). The Operating Member serves as the manager of the Company and has responsibility for day-to-day management and operations in accordance with the approved plans and budgets.
Our Members are externally managed by Fundrise Advisors, LLC (the “Manager”), which is an investment adviser registered with the Securities and Exchange Commission (“SEC”), and a wholly-owned subsidiary of Rise Companies Corp. (the “Sponsor”).
The Company was organized primarily to originate, invest in, and manage a diversified portfolio of residential real estate investments. The Company substantially commenced operations on March 5, 2021. As of December 31, 2025, the Company owns seven multifamily rental properties and one parcel of entitled land.
2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared on the accrual basis of accounting and conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company has no items of other comprehensive income or loss in any period presented.
Principles of Consolidation
We consolidate entities when we own, directly or indirectly, a majority interest in the entity or are otherwise able to control the entity. We consolidate variable interest entities (“VIEs”) in accordance with Financial Accounting Standards Board (“FASB”)
Accounting Standards Codification (“ASC”) 810, Consolidation, if we are the primary beneficiary of the VIE as determined by our power to direct the VIE’s activities and the obligation to absorb its losses or the right to receive its benefits, which are potentially significant to the VIE. A VIE is broadly defined as an entity with one or more of the following characteristics: (a) the total equity investment at risk is insufficient to finance the entity’s activities without additional subordinated financial support; (b) as a group, the holders of the equity investment at risk lack (i) the ability to make decisions about the entity’s activities through voting or similar rights, (ii) the obligation to absorb the expected losses of the entity, or (iii) the right to receive the expected residual returns of the entity; or (c) the equity investors have voting rights that are not proportional to their economic interests, and substantially all of the entity’s activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights. There were no VIEs as of and for the years ended December 31, 2025 and 2024.
All intercompany accounts and transactions have been eliminated in consolidation.
Estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.
Cash
Cash may at times exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250,000 per institution. The
Company mitigates credit risk by placing cash with major financial institutions. To date, the Company has not experienced any losses with respect to cash.
Restricted Cash
Restricted cash consists of cash balances restricted in use by contractual obligations with third parties. This may include funds escrowed for tenant security deposits, real estate taxes, property insurance, and other escrows required by lenders on certain of our properties to be used for future building renovations or tenant improvements.

Fundrise MF JV 1, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2025 and 2024

Rental Real Estate Properties and Real Estate Held for Improvement
Our investments in real estate assets may include the acquisition of unimproved land or multifamily properties that are (i) held as rental properties or (ii) held for redevelopment or are in the process of being renovated.
In accordance with FASB ASC 805, Business Combinations, the Company first determines whether the acquisition of a property qualifies as a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the property acquired does not constitute a business, the Company accounts for the transaction as an asset acquisition. The guidance for business combinations states that when substantially all of the fair value of the gross assets to be acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the asset or set of assets is not a business. All property acquisitions to date have been accounted for as asset acquisitions.
Upon acquisition of a property, the Company assesses the fair value of acquired tangible and intangible assets (including land, buildings, site improvements, above- and below-market leases, acquired in-place leases, and other identified intangible assets and assumed liabilities) and allocates the purchase price (including capitalized acquisition costs) to the acquired assets and assumed liabilities on a relative fair value basis. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. During this process, we also evaluate each investment for purposes of determining whether a property can be immediately rented (presented on the consolidated balance sheets as “Investments in rental real estate properties, net”) or will need improvements or redevelopment (presented on the consolidated balance sheets as “Investments in real estate held for improvement”).
The amortization of in-place leases is recorded as depreciation and amortization expense on the Company’s consolidated statements of operations. In-place lease assets are reflected within “Other assets, net” in our consolidated balance sheets.
For rental real estate properties, significant improvements are capitalized. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. We capitalize expenditures that improve or extend the life of a property and for certain furniture and fixtures additions.
For real estate held for improvement, we capitalize the costs of improvement as a component of our investment in each property.
These include renovation costs and other capitalized costs associated with activities that are directly related to preparing our properties for their intended use. Other costs may include interest, property taxes, property insurance, and utilities. The capitalization period associated with our improvement activities begins at such time that development activities commence and concludes at the time that a property is available to be rented or sold.
Costs capitalized in connection with rental real estate property acquisitions and improvement activities are depreciated over their estimated useful lives on a straight-line basis. The depreciation period commences upon the cessation of improvement-related activities or the month immediately following the in-service date. For those costs capitalized in connection with rental real estate properties acquisitions and improvement activities and those capitalized on an ongoing basis, the useful lives of the assets are as follows:
We evaluate our real estate properties for impairment when there is an event or change in circumstances that indicates an impaired value. If the carrying amount of the real estate investment is no longer recoverable and exceeds the fair value of such investment, an impairment loss is recognized. The impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. If the Company determines that an impairment has occurred, the affected assets must be reduced to their fair value. For the years ended December 31, 2025 and 2024, no such impairment occurred.
Deferred Financing Costs
Deferred financing costs are loan fees, capital markets fees, legal fees and other third-party costs associated with obtaining financing. These costs are amortized over the terms of the respective financing agreements using a method which approximates
Description Depreciable Life
Building 25 – 35 years
Building improvements 15 – 30 years
Site improvements 10 – 20 years
Furniture and fixtures 5 – 9 years
Lease intangibles Over lease term

Fundrise MF JV 1, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2025 and 2024

the effective interest method. Deferred financing costs related to mortgage notes payable are recorded as a reduction to the related debt on the accompanying consolidated balance sheets. Deferred financing costs related to loan advances on the credit facility are recorded within “Other assets, net” on the accompanying consolidated balance sheets. The amortization of deferred financing costs is recorded within “Interest expense” on the accompanying consolidated statements of operations.
Income Taxes
The Company is treated as a pass-through entity for U.S. federal and most state income tax purposes and, as such, is not subject to income taxes at the entity level. Rather, the distributive share of all items of income, gain, loss, deduction, or credit is passed through to the Members and reported on their respective tax returns. The Company’s federal tax status as a pass-through entity is based on its default classification as a limited liability company with more than one member, that is treated as a partnership. The Company assessed all of the tax positions it intends to take, both routine and those with a greater level of uncertainty, and determined that no unrecognized tax benefits are required to be recorded. For the open tax periods, the Company has no uncertain tax positions that would require recognition in the consolidated financial statements.
The Company files various federal, state, and local tax returns within the United States. No returns are currently under examination;
however, the statute of limitations of the Company’s federal tax returns generally remains open three years after the date of filing
(state and local tax returns may remain open for an additional year depending upon the jurisdiction).
The Company has one taxable real estate investment trust (“REIT”) subsidiary (“TRS”). The TRS is subject to federal and state income taxes under rules generally applicable to C corporations. The TRS’s income tax expense or benefit was not material to the financial statements for the years ended December 31, 2025 and 2024, and accordingly, is not separately presented. As of December
31, 2025 and 2024, the TRS had no material deferred tax assets or liabilities.
Revenue Recognition
Rental and other property revenues are accounted for in accordance with ASC 842, Leases. Accordingly, lease revenue is excluded from the scope of ASC 606, Revenue from Contracts with Customers. Rental and other property revenues are recognized when due from tenants and recorded monthly as earned in accordance with the terms of the lease agreements. Other property revenue consists primarily of administrative, application, and other fees associated with tenant activities. Rental payments received in advance are deferred and recorded as “Rental security deposits and other liabilities” on the consolidated balance sheets until earned.
In accordance with ASC 842, the Company considers the impact of lease incentives and rental concessions when accounting for rental income. Rental income is recognized on a straight-line basis over the term of the lease when collection is considered probable, which may result in the recording of unbilled rent receivables or liabilities. Unbilled rent receivables related to straight-
line adjustments are included in “Other assets, net” on our consolidated balance sheets.
We periodically assess the collectability of tenant receivables and recognize an allowance for doubtful accounts for any estimated probable losses. Consistent with ASC 842, the Company recognizes rental revenue only to the extent that collection is probable.
Amounts deemed uncollectible are reflected as a reduction of rental revenue rather than as an operating expense. Lease agreements for apartment units and townhomes are generally structured as approximately one-year leases, with renewal options available on an annual or month-to-month basis subject to mutual agreement.
Recent Accounting Pronouncements
In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements
to Reportable Segment Disclosures . This guidance enhances segment disclosure requirements, including requiring disclosure of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”). The guidance is effective for public business entities for fiscal years beginning after December 15, 2023 and interim periods beginning after December 15,
2024, and is required to be applied retrospectively. The Company adopted ASU 2023-07 effective January 1, 2024. The adoption of this guidance resulted in additional segment-related disclosures but did not have a material impact on the Company’s consolidated financial statements.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures . This
guidance enhances the transparency and usefulness of income tax disclosures by requiring entities to provide additional information about income taxes paid, including disaggregation by federal, state, and foreign jurisdictions, as well as further detail on the

Fundrise MF JV 1, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2025 and 2024

effective tax rate reconciliation. The guidance is effective for public business entities for annual reporting periods beginning after
December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-09 effective January 1, 2025. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements or related disclosures.
In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation
Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses . This guidance requires public business entities to disclose, in a tabular format, disaggregated information about certain expense categories presented on the face of the income statement, including depreciation, employee compensation, interest expense, and other specified expense items. The guidance is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December
15, 2027, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this guidance will have on its consolidated financial statements and disclosures.
The Company does not expect the adoption of any other recently issued accounting standards to have a material impact on its consolidated financial statements.
3. Investments in Real Estate
Rental Real Estate Properties
The following table presents the Company’s investments in rental real estate properties, net (amounts in thousands):
As of December 31, 2025 and 2024, the carrying amount of the rental real estate properties above included cumulative capitalized acquisition costs of approximately $7.4 million, which includes cumulative acquisition fees paid to the Sponsor of approximately
$4.7 million.
For the years ended December 31, 2025 and 2024, the Company recognized approximately $15.8 million and $15.5 million, respectively, of depreciation expense on rental real estate properties.
Real Estate Held for Improvement
The following table presents the Company’s investments in real estate held for improvement (amounts in thousands) :
As of December 31, 2025 and 2024, real estate held for improvement included capitalized acquisition costs of approximately
$67,000, which includes cumulative acquisition fees paid to the Sponsor of approximately $51,000.
4. Other Assets
The balance in other assets, net consists of the following (amounts in thousands) :
As of
December 31, 2025
As of
December 31, 2024
Land and land improvements $ 81,983 $ 80,928
Building and building improvements 380,429 379,650
Furniture, fixtures and equipment 14,289 13,621
Total gross investments in rental real estate properties $ 476,701 $ 474,199
Less: Accumulated depreciation (67,297) (51,555)
Total investments in rental real estate properties, net $ 409,404 $ 422,644
As of
December 31, 2025
As of
December 31, 2024
Land $ 5,128 $ 5,128
Work in progress 2,419 2,419
Total investments in real estate held for improvement $ 7,547 $ 7,547
As of
December 31, 2025
As of
December 31, 2024
Prepaid and other expenses $ 654 $ 672
Deferred rent concessions, net 665 413
Deferred financing costs, net 150 322
Tenant and other receivables, net 82 118
Total other assets, net $ 1,551 $ 1,525

Fundrise MF JV 1, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2025 and 2024

For the years ended December 31, 2025 and 2024, amortization of deferred rent concessions was approximately $959,000 and
$751,000, respectively, and is included in “Rental and other property revenue” in the consolidated statements of operations.
For the years ended December 31, 2025 and 2024, amortization expense on deferred financing costs, related to the Credit Facility, was approximately $728,000 and $1.5 million, respectively, and is included in “Interest expense” in the consolidated statements of operations.
As of December 31, 2025 and 2024, tenant receivables were recorded net of an allowance for credit losses of approximately $30,000 and $39,000, respectively. For the years ended December 31, 2025 and 2024, the Company recorded approximately $107,000 and $168,000, respectively, in bad debt expense which is included as a reduction to “Rental and other property revenue” in the consolidated statements of operations.
5. Credit Facility
On March 9, 2022, Fundrise MF Facility 1 Borrower, LLC (the “Borrower”), a consolidated subsidiary of the Company, executed an agreement for a revolving credit facility with an initial commitment of $125.0 million and a maximum commitment capacity available to the Company of up to $400.0 million, secured by real property owned by the Borrower’s subsidiaries (the “Credit
Facility”). The Credit Facility was amended on May 18, 2022 to increase the commitment amount to $175.0 million. The Credit
Facility was further amended on February 25, 2025 and December 31, 2025 to revise the minimum quarterly debt yield requirement and update the definition of certain business terms in the agreement. The Credit Facility bears interest at the secured overnight financing rate (“SOFR”), with a 0% floor, plus an applicable margin that ranges from 0.75% to 1.75%. The Credit Facility calls for monthly interest payments for the entire term of the loan and a principal balloon payment due at maturity. The Credit Facility had an initial maturity date of March 9, 2025, with two twelve-month extension options available at our discretion, subject to meeting certain requirements. One twelve-month extension was exercised, effective March 9, 2025, and the Credit Facility now has a maturity date of March 9, 2026. Management has the intent and ability to satisfy the upcoming maturity by exercising its second extension option available under the Credit Facility.
For the years ended December 31, 2025 and 2024, we incurred interest expense of approximately $9.0 million and $9.9 million, respectively, on the outstanding principal. As of December 31, 2025 and 2024, approximately $24,000 and $82,000, respectively, of interest was payable to the lender, and is included in “Accounts payable and accrued expenses” in the consolidated balance sheets.
The Credit Facility contains a requirement for monitoring of the Credit Facility’s borrowing base availability. The borrowing base availability is the maximum amount that is allowed to be outstanding on the Credit Facility. As part of the quarterly reporting and as of December 31, 2024, the calculated borrowing base availability fell below the outstanding balance of the Credit Facility by approximately $2.9 million. When this situation occurs, we are required to make a payment to reduce the Credit Facility balance so that the outstanding balance of the Credit Facility is equal to or below the borrowing base availability. This payment is required to be made by the date that the quarterly borrowing base availability certification is due to the lender. This is not an event of default of the loan, and the borrowing base availability will continue to be monitored on a quarterly basis. The borrowing base shortfall identified as of December 31, 2024 was cured during the year ended December 31, 2025, and no borrowing base deficiency existed as of December 31, 2025.
The Credit Facility contains various financial and non-financial covenants. Included in these covenants are general liquidity and net worth requirements for the Borrower and the Operating Member. The Operating Member, the Borrower, and its consolidated subsidiaries are guarantors of the loan, under certain circumstances outlined in the Credit Facility agreement. These guarantees are limited to standard lender protection clauses in the remote likelihood of wrongful action on the part of our subsidiaries. No amounts have been accrued by the Company as a loss contingency related to these guarantees as of December 31, 2025 and 2024 because payment by the Company is not probable. As of December 31, 2025 and 2024, the Borrower and Operating Member were in compliance with all financial and non-financial covenants per the Credit Facility agreement.

Fundrise MF JV 1, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2025 and 2024

The following is a summary of the credit facility secured by the Company’s properties as of December 31, 2025 and 2024 (amounts
in thousands):
The following table presents the future principal payments due under the Company’s credit facilities as of December 31, 2025
(amounts in thousands):
6. Mortgages Payable
The following is a summary of the mortgage notes secured by the Company’s properties as of December 31, 2025 and 2024
(amounts in thousands):
For the years ended December 31, 2025 and 2024, the Borrowers on the above mortgages payable incurred interest expense of approximately $6.1 million and $8.4 million, respectively. Approximately $479,000 and $539,000 of current interest was payable as of December 31, 2025 and 2024, respectively, which is included within “Accounts payable and accrued expenses” on the consolidated balance sheets.
For the years ended December 31, 2025 and 2024, amortization of deferred financing costs for mortgages payable was approximately
$272,000 and $388,000, respectively, and is included in “Interest expense” in the consolidated statements of operations.
Borrower
Commitment
Amount
(1)
Maturity
Date Interest Rate
Balance as of
December 31,
2025
(2)(3)
Balance as of
December 31,
2024
(2)(3)
Fundrise MF Facility 1 Borrower, LLC $ 175,000 03/09/2026
SOFR (0% floor) + 1.75% margin
benchmark rate or 0.75% base rate $ 155,152 $ 153,169
(1) As of December 31, 2025 and 2024, the commitment amount is $175.0 million, with a maximum commitment capacity available to the Borrower of up to
$400.0 million.
(2) The balances as of December 31, 2025 and 2024 exclude gross deferred financing costs of approximately $4.7 million and $4.1 million, respectively. These deferred financing costs, net of accumulated amortization, are included in “Other assets, net” on the consolidated balance sheets. No deferred financing costs were payable as of December 31, 2025 and 2024.
(3) As of December 31, 2025 and 2024, the Credit Facility was secured by real estate investments in 5 and 4 multifamily rental properties, respectively. A mortgage note held by FRMF - MYRTLE, LLC in the amount of approximately $11.1 million was refinanced onto the Credit Facility during the year ended December
31, 2025.
Year Amount
2026 $ 155,152
2027 –
2028 –
2029 –
2030 and thereafter –
Total $ 155,152
Borrower
(1)(2)
Loan Amount
Effective
Date
Maturity
Date Interest Rate
Balance as of
December 31,
2025
Balance as of
December 31,
2024
FRMF-ODESSA, LLC $ 64,501 12/31/2021 12/30/2031 SOFR + 2.31% $ 64,501 $ 64,501
FRMF-MYRTLE, LLC
(3)(4)
29,500 06/30/2022 06/30/2025 SOFR + 1.80% – 11,099
FRMF-GTOWN-OPS, LP 32,318 07/21/2023 08/01/2028 5.21% 32,318 32,318
Total gross mortgages payable $ 96,819 $ 107,918
Less: deferred financing costs, net (888) (1,213)
Total mortgages payable, net $ 95,931 $ 106,705
(1) Each loan was entered into or assumed by a wholly owned subsidiary (each a Borrower) of the Company. Each Borrower is a separate legal entity from its affiliates and therefore the assets and credit of each Borrower are not available to satisfy the debts and other obligations of any affiliates or any other entity. The
Operating Member is the guarantor, under certain circumstances outlined in the agreements, of each of the loans above.
(2) The loan calls for interest-only payments for the entire term of the loan and a principal balloon payment at maturity, with no options to extend.
(3) During the year ended December 31, 2024, the FRMF-MYRTLE, LLC loan was partially repaid in the amount of approximately $18.4 million. No penalty was assessed as a result of this prepayment.
(4) During the year ended December 31, 2025, the FRMF-MYRTLE, LLC loan was fully repaid in the amount of approximately $11.1 million and subsequently refinanced onto the Credit Facility (see Note 5). Approximately $53,000 of unamortized deferred financing costs were written off upon repayment, which was recorded as “Loss on extinguishment of debt” in our consolidated statements of operations.

Fundrise MF JV 1, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2025 and 2024

The mortgage notes contain various financial and non-financial covenants. Included in these covenants are general liquidity, net worth, and contingent liability requirements for the Company and Operating Member. As of December 31, 2025 and 2024, the
Company and Operating Member were in compliance with all financial and non-financial covenants per the mortgage notes.
The following table presents the future principal payments due under the Company’s mortgage notes as of December 31, 2025
(amounts in thousands):
7. Derivative Financial Instruments
Effective December 29, 2021, we entered into an interest rate cap agreement with a notional amount of approximately $64.5 million and a strike rate of 3.69% to manage our exposure to interest rate risk on the FRMF-ODESSA, LLC variable rate debt (see Note 6).
The initial interest rate cap agreement matured on January 1, 2025. During the years ended December 31, 2025 and 2024, we paid approximately $53,000 and $385,000, respectively, to replace the interest rate cap agreement with the same notional amount and strike rate and to extend the maturity date to January 1, 2027.
The interest rate caps are not for trading or other speculative purposes. We have not designated the interest rate caps as cash flow hedges, therefore the derivatives do not qualify for hedge accounting. Accordingly, changes in the fair value of the interest rate caps are recognized immediately through earnings. For the years ended December 31, 2025 and 2024, we recognized changes in the fair values of the interest rate caps of approximately $(408,000) and $(831,000), respectively, recorded as “Loss on derivative financial instruments” in our consolidated statements of operations. For the years ended December 31, 2025 and 2024, we recognized aggregate income of approximately $406,000 and $1.0 million, respectively, related to the interest rate caps, which are recorded as a reduction to “Interest expense” in our consolidated statements of operations. As of December 31, 2025 and 2024, approximately
$18,000 and $54,000, respectively, of interest rate cap income was payable to the Company and was recorded net of the related accrued interest expense within “Accounts payable and accrued expenses” on the consolidated balance sheets.
The fair value of our derivatives is estimated based on observable market inputs, such as interest rates, term to maturity, and volatility, as well as unobservable inputs, such as estimates of current credit spreads. The fair value of our derivatives as of December 31, 2025 and 2024 is shown below (amounts in thousands):
8. Fair Value of Financial Instruments
We are required to disclose an estimate of fair value of our financial instruments for which it is practicable to estimate the value.
The fair value of a financial instrument is the price that would be received to sell an asset or would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. For certain of our financial instruments, fair values are not readily available since there are no active trading markets as characterized by current exchanges by market participants.
We determine the fair value of certain investments in accordance with the fair value hierarchy that requires an entity to maximize the use of observable inputs. The fair value hierarchy includes the following three levels based on the objectivity of the inputs, which were used for categorizing the assets or liabilities for which fair value is being measured and reported:
Level 1 – Quoted market prices in active markets for identical assets or liabilities.
Year Amount
2026 $ –
2027 –
2028 32,318
2029 –
2030 and thereafter 64,501
Total $ 96,819
Derivative Instrument
Notional
Amount Effective Date Maturity Date
Fair Value as of
December 31, 2025
Fair Value as of
December 31, 2024
Interest rate cap $ 64,501 12/29/2021 01/01/2025 $ – $ 54
Interest rate cap 64,501 01/01/2025 01/01/2026 18 353
Interest rate cap 64,501 01/01/2026 01/01/2027 34 –

Fundrise MF JV 1, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2025 and 2024

Level 2 – Significant other observable inputs (e.g., quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs).
Level 3 – Valuation generated from model-based techniques that use inputs that are significant and unobservable in the market. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow methodologies or similar techniques, which incorporate management’s own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.
As of December 31, 2025 and 2024, the Company’s significant financial instruments consist of cash, restricted cash, derivative financial instruments, mortgages payable, and the outstanding principal on the Credit Facility.
The carrying amount of the Company’s cash and restricted cash as of December 31, 2025 and 2024 approximates fair value due to its short-term nature.
The only assets or liabilities as of December 31, 2025 and 2024 that are recorded at fair value on a recurring basis are the derivative financial instruments. As of December 31, 2025 and 2024, management estimated the fair value of our derivative financial instruments to be approximately $52,000 and $407,000, respectively. We classify this fair value measurement as Level 2 as we use significant other observable inputs such as interest rate, term to maturity, and volatility.
As of December 31, 2025 and 2024, the Credit Facility outstanding principal carrying value was approximately $155.2 million and
$153.2 million, respectively, and the aggregate fair value approximated its carrying value. The fair value of our borrowings under variable rate agreements are estimated using a present value technique based on expected cash flows discounted using the current market rates (Level 3).
As of December 31, 2025 and 2024, the mortgages payable outstanding principal carrying value was approximately $96.8 million and $107.9 million, respectively, and the aggregate fair value approximated its carrying value. We classify the mortgage payable fair value measurements as Level 3 as we use significant unobservable inputs and management judgment. The methods utilized generally included a discounted cash flow method (an income approach) and recent investment method (a market approach).
Significant inputs and assumptions include the market-based interest or preferred return rate, loan to value ratios, and expected repayment and prepayment dates.
Any changes to the valuation methodology will be reviewed by management to ensure the changes are appropriate. The methods used may produce a fair value calculation that is not indicative of net realizable value or reflective of future fair values. Furthermore, while we anticipate that our valuation methods are appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value could result in a different estimate of fair value at the reporting date.
9. Members’ Equity
Capital contributions are required from the Members on a pro rata basis as defined in the Operating Agreement. For the years ended December 31, 2025 and 2024, incremental capital contributions totaled approximately $113.6 million and $81.9 million, respectively.
Distributions shall be made to the Operating Member and the Investor Member pro rata in proportion to their respective ownership percentages. For the years ended December 31, 2025 and 2024, the Company’s total distributions declared to Members were approximately $104.8 million and $73.5 million, respectively. No distributions were payable as of December 31, 2025 and 2024.
The Company’s net income or loss is allocated to the Operating Member and Investor Member pro rata in proportion to their respective ownership percentages.

Fundrise MF JV 1, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2025 and 2024

10. Property Management Agreements
In connection with our investments in rental real estate properties, the Company has entered into various property management agreements with third-party service providers to lease and manage the underlying assets.
Property management fees are generally calculated as a percentage of gross rental receipts and certain fees collected from tenants, subject to a minimum management fee as defined in the property management agreements. For the years ended December 31,
2025 and 2024, the Company incurred property management fees of approximately $990,000 and $1.0 million, respectively, which are included in “Property operations and maintenance” expense on the accompanying consolidated statements of operations.
Approximately $81,000 and $84,000 of property management fees were payable as of December 31, 2025 and 2024, respectively, and are included within “Accounts payable and accrued expenses” on the consolidated balance sheets.
11. Related Party Transactions
Operating Expenses
Under the terms of the Operating Agreement, the Company shall pay or reimburse the Operating Member and its affiliates for expenses incurred on our behalf that are directly related to the operation, maintenance, and administration of the Company. For the years ended December 31, 2025 and 2024, the Operating Member and its affiliates incurred approximately $100,000 and
$203,000, respectively, of reimbursable operating costs on our behalf. As of December 31, 2025 and 2024, approximately $10,000 and $15,000, respectively, in such fees were payable to the Operating Member and its affiliates.
Affiliate Service Agreement
Effective January 1, 2022, the Company entered into a real estate services agreement (the “Service Agreement”) with Fundrise Real
Estate, LLC, a subsidiary of the Sponsor. The Service Agreement outlines various services Fundrise Real Estate, LLC agrees to perform as an independent contractor on a non-exclusive basis, including but not limited to real estate asset management, acquisition and disposition services, capital markets services, debt servicing, and development and entitlement services. Compensation for such services will be paid to Fundrise Real Estate, LLC, or its parent on its behalf, as described in the Service Agreement.
For the years ended December 31, 2025 and 2024, the Company incurred development fees of approximately $0 and $1,000, respectively, which are capitalized in accordance with our accounting policies (see Note 2) and included within “Investments in real estate held for improvement” on the accompanying consolidated balance sheets. As of December 31, 2025 and 2024, there were no development fees payable to Fundrise Real Estate, LLC.
For the years ended December 31, 2025 and 2024, the Company incurred real estate asset management fees of approximately $2.6 million and $2.5 million, respectively, and debt servicing fees of approximately $371,000 and $393,000, respectively, which are both included in “Asset management and other fees” on the accompanying consolidated statements of operations. As of December
31, 2025 and 2024, approximately $253,000 and $242,000, respectively, in such fees were payable to Fundrise Real Estate, LLC, and are included within “Due to related parties” on the accompanying consolidated balance sheets.
12. Segment Reporting
An operating segment is a component of a public business entity that engages in activities from which it may earn revenues and incur expenses and has discrete financial information available that is regularly reviewed by the CODM. The management committee of the Manager acts as the Company’s CODM by assessing performance and making decisions about resource allocation. The CODM has determined that the Company has a single operating and reportable segment based on the fact that the CODM monitors the operating results of the Company as a whole, and that our long-term strategic asset allocation is based on a defined investment strategy which is executed by the Company’s portfolio management team. The CODM utilizes net income/(loss) as the primary measure to evaluate performance of the Company. The CODM does not regularly review disaggregated expense information beyond that presented in the consolidated statements of operations. Accordingly, the financial information provided to and reviewed by the CODM is consistent with that presented within the Company’s consolidated financial statements. If the CODM’s method of evaluating performance changes, the Company will reassess its segment reporting in accordance with ASC 280.

Fundrise MF JV 1, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2025 and 2024

13. Commitments and Contingencies
Litigation
In the ordinary course of business, we may become subject to litigation or claims. As of December 31, 2025 and 2024, there were no material pending legal proceedings to which the Company is a party.
14. Subsequent Events
In connection with the preparation of the accompanying consolidated financial statements, we have determined that there are no events or transactions that have occurred through February 25, 2026 that require recognition or disclosure herein.